Exhibit 99.1

FS Bancorp, Inc. Reports Net Income for the First Quarter of $5.2 Million or $1.14 Per Diluted Share,  and Twenty-Ninth Consecutive Quarterly Dividend

MOUNTLAKE TERRACE, WA – April  24, 2020 – FS Bancorp, Inc. (NASDAQ:FSBW)  (the “Company”), the holding company for 1st Security Bank of Washington (the “Bank”) today reported 2020 first quarter net income of  $5.2 million, or $1.14 per diluted share, compared to $5.2 million, or $1.15 per diluted share for the same period last year.

 “1st Security Bank has been focused on the impact of COVID-19 on the communities we serve and I am proud of the work accomplished to support businesses, employees, and those in our communities during these unprecedented times,” stated CEO Joe Adams.  “We also remain focused on prudent capital management and are pleased to announce that our Board of Directors has approved our twenty-ninth consecutive quarterly cash dividend. The quarterly dividend of $0.21will be paid on May 21, 2020, to shareholders of record as of May 7, 2020.”

Response to the COVID-19 pandemic:

The Company is following the Federal Housing Finance Agency guidelines for forbearance, foreclosure relief, and late payment reporting for the COVID-19 pandemic on all serviced loans and a modified format for portfolio loans.  As of April 21, 2020, the amount of one-to-four-family loans in our portfolio that we have entered into forbearance agreements with the borrower is $10.8 million, and the amount of consumer loans that we have entered into a skip pay/interest deferral agreements with the borrower is $5.4 million.

The Company participated in the Paycheck Protection Program (“PPP”) and has secured 285 approvals and 280 fundings as of April 21, 2020 for borrowers in the communities we serve.  The Company  has funded over $62.0 million in PPP loans to date.

All of our branches are open via drive thru and by appointment; and to enhance health and safety measures, approximately 70% of our staff have been approved to work remotely,  where feasible.

2020 First Quarter Highlights

•

Net income was $5.2 million for the first quarter of 2020, compared to $5.9 million in the previous quarter, and $5.2 million for the comparable quarter one year ago. In response to the COVID-19 pandemic and its impact on the economy,  the provision for loan loss was significantly increased to $3.7 million for the first quarter of 2020, compared to $647,000 in the previous quarter, and $750,000 for the comparable quarter one year ago;

•

Total gross loans increased $60.0 million during the quarter to $1.41 billion at March  31, 2020, compared to $1.35 billion at December 31, 2019, and $1.30 billion at March 31, 2019.  None of the loan growth funded in the first quarter of 2020 were for loans to facilitate COVID-19 relief;

•

Total deposits increased $53.9 million during the quarter,  including an increase of $42.9 million in relationship-based transactional deposits (noninterest-bearing checking, interest-bearing checking, and escrow accounts) in line with management’s focus on deposit mix;

FS Bancorp Q1 Earnings
April 24, 2020

•	During the quarter ended March 31, 2020, the Company recognized a one-time $1.5 million net gain on the sale of all shares of its Class B Visa stock;
•	The Company repurchased 136,243 shares of its common stock during the quarter ended March 31, 2020, at an average price per share of $39.30;
•

The Bank was eligible, and elected to opt-in to the new Community Bank Leverage Ratio (“CBLR”) framework for the first quarter of 2020.  At March 31, 2020, the Bank’s Tier 1 leverage capital ratio was 11.3%.

Asset Summary

Total assets increased $134.1 million, or 7.8%, to $1.85 billion at March  31, 2020, compared to $1.71 billion at December 31, 2019, and increased $221.1 million, or 13.6%, from $1.63 billion at March  31, 2019.  The quarter over linked quarter increase in total assets was primarily due to increases in loans receivable, net of $56.7 million, loans held for sale (“HFS”) of $45.9 million, securities available-for-sale of $30.4 million and total cash and cash equivalents of $3.1 million,  partially offset by decreases in certificates of deposit (“CDs”) at other financial institutions of $3.0 million, other assets of $1.0 million, and servicing rights of $934,000. The year over year increase was primarily due to increases in loans receivable, net of $109.1 million, loans HFS of $70.0 million, securities available-for-sale of $56.7 million, and Federal Home Loan Bank (“FHLB”) stock of $2.8 million, partially offset by decreases in total cash and cash equivalents of $14.2 million and CDs at other financial institutions of $4.1 million.

(Dollars in thousands)	March 31, 2020		December 31, 2019		March 31, 2019
	Amount	Percent	Amount	Percent	Amount	Percent
REAL ESTATE LOANS
Commercial	$220,509	15.6%	$210,749	15.6%	$208,607	16.1%
Construction and development	168,658	12.0	179,654	13.3	219,229	16.9
Home equity	37,503	2.7	38,167	2.8	40,714	3.1
One-to-four-family (excludes HFS)	305,436	21.6	261,539	19.3	261,868	20.2
Multi-family	130,570	9.2	133,931	9.9	102,997	8.0
Total real estate loans	862,676	61.1	824,040	60.9	833,415	64.3

CONSUMER LOANS
Indirect home improvement	261,566	18.5	254,691	18.9	219,286	16.9
Marine	69,473	4.9	67,179	5.0	59,884	4.6
Other consumer	4,056	0.3	4,340	0.3	5,246	0.4
Total consumer loans	335,095	23.7	326,210	24.2	284,416	21.9

COMMERCIAL BUSINESS LOANS
Commercial and industrial	149,086	10.6	140,531	10.4	137,325	10.6
Warehouse lending	65,017	4.6	61,112	4.5	41,914	3.2
Total commercial business loans	214,103	15.2	201,643	14.9	179,239	13.8
Total loans receivable, gross	1,411,874	100.0%	1,351,893	100.0%	1,297,070	100.0%

Allowance for loan losses	(16,872)		(13,229)		(11,845)
Deferred costs and fees, net	(3,425)		(3,273)		(2,710)
Premiums on purchased loans, net	1,493		955		1,408
Total loans receivable, net	$1,393,070		$1,336,346		$1,283,923

FS Bancorp Q1 Earnings
April 24, 2020

Loans receivable, net increased $56.7 million to $1.39 billion at March  31, 2020, from $1.34 billion at December  31, 2019, and increased $109.1 million from $1.28 billion at March  31, 2019.  The quarter over linked quarter increase in total real estate loans was  $38.6 million, including increases in one-to-four-family portfolio loans of $43.9 million and commercial real estate loans of $9.8 million, partially offset by decreases in construction and development loans of $11.0 million and multi-family loans of $3.4 million.  Consumer loans increased $8.9 million, primarily due to an increase of  $6.9 million in indirect home improvement loans. Commercial business loans increased $12.5 million, due to increases in commercial and industrial loans of $8.6 million and warehouse lending of $3.9 million.

One-to-four-family loans originated through the home lending segment, which includes loans HFS, loans held for investment, fixed rate seconds, and loans brokered to other institutions, were  $285.6 million during the quarter ended March  31, 2020, an increase of  $33.0 million, or 13.1%, compared to $252.6 million for the preceding quarter, and an increase of $141.9 million, or 98.8% from $143.7 million, for the comparable quarter one year ago. During the quarter ended March  31, 2020, the Company sold $212.4 million of one-to-four-family loans, compared to sales of $233.8 million during the previous quarter, and sales of $130.9 million during the same quarter one year ago. Refinance activity has increased significantly over the last year in response to decreases in market interest rates.

Originations of one-to-four-family loans to purchase and to refinance a home for the three months ended March  31, 2020 and 2019 were as follows:

(Dollars in thousands)	For the Three Months Ended		For the Three Months Ended		Year	Year
	March 31, 2020		March 31, 2019		over Year	over Year
	Amount	Percent	Amount	Percent	$ Change	% Change
Purchase	$114,652	40.1%	$105,518	73.4%	$9,134	8.7
Refinance	170,950	59.9	38,155	26.6	132,795	348.0
Total	$285,602	100.0%	$143,673	100.0%	$141,929	98.8

Liabilities and Equity Summary

Total deposits increased $53.9 million to $1.45 billion at March 31, 2020, compared to $1.39 billion at December  31, 2019, and increased $124.7 million from $1.32 billion at March  31, 2019.  Relationship-based transactional deposits increased $42.9 million from December  31, 2019, primarily due to a  $31.0 million increase in interest-bearing checking accounts, a $7.8 million increase in noninterest-bearing checking accounts, and a $4.1 million increase in escrow deposits. The  $67.5 million increase from March  31, 2019 was primarily due to a $39.9 million increase in noninterest-bearing checking accounts and a $27.6 million increase in interest-bearing checking accounts.  Money market and savings accounts increased $37.1 million from December  31, 2019, and increased $32.8 million from March  31, 2019.  Time deposits decreased $26.2 million from December  31, 2019, and increased $24.4 million from March  31, 2019.

At March  31, 2020, non-retail CDs, which include brokered CDs, online CDs, and public funds decreased  $17.4 million to $128.8 million, compared to $146.2 million at December  31, 2019,  mainly due to an  $18.0 million decrease in brokered CDs. The year over year decrease in non-retail CDs of $2.1 million from $130.9 million at March  31, 2019, was the result of  a $6.3 million decrease in brokered CDs, primarily offset by increases of $3.4 million in online CDs and $1.0 million in public funds.   Management remains focused on increasing our lower cost relationship-based deposits to fund long-term asset growth.

FS Bancorp Q1 Earnings
April 24, 2020

DEPOSIT BREAKDOWN
(Dollars in thousands)
	March 31, 2020		December 31, 2019		March 31, 2019
	Amount	Percent	Amount	Percent	Amount	Percent
Noninterest-bearing checking	$267,966	18.5%	$260,131	18.7%	$228,067	17.3%
Interest-bearing checking	208,952	14.5	177,972	12.8	181,402	13.7
Savings	123,052	8.5	118,845	8.5	122,940	9.3
Money market	303,405	21.0	270,489	19.4	270,718	20.5
Certificates of deposit less than $100,000	263,787	18.2	277,988	20.0	261,664	19.8
Certificates of deposit of $100,000 through $250,000	176,322	12.2	181,402	13.0	160,899	12.2
Certificates of deposit of $250,000 and over	85,185	5.9	92,110	6.6	78,342	5.9
Escrow accounts related to mortgages serviced	17,600	1.2	13,471	1.0	17,518	1.3
Total	$1,446,269	100.0%	$1,392,408	100.0%	$1,321,550	100.0%

At March  31, 2020, borrowings increased $74.3 million, or 87.5%, to $159.1 million, from $84.9 million at December 31, 2019, and increased  $72.3 million, or 83.3% from $86.8 million at March  31, 2019.    The linked quarter and year to date increases in borrowings were primarily related to the use of FHLB advances to supplement deposits to fund higher yielding interest-earning assets.

Management entered into two liability interest rate swap arrangements in the first quarter of 2020 to lock the expense costs associated with $30 million in deposits and $30 million in borrowings.  The average cost of these $60 million in notional pay fixed for four years interest rate swap agreements is  91 basis points for which the Bank will pay a fixed rate of 91 basis points to the interest rate swap counterparty, compared to the quarterly reset of three month LIBOR that will adjust quarterly.  Management will continue to implement processes to match balance sheet funding duration and minimize interest rate risk and costs.

Total stockholders’ equity increased $587,000, to $200.8 million at March  31, 2020, from $200.2 million at December 31, 2019, and increased $14.9 million, from $186.0 million at March  31, 2019.  The increase in stockholders’ equity during the current quarter was primarily due to net income of $5.2 million and $1.0 million of other comprehensive income, net of tax, partially offset by the common stock repurchase of $5.4 million.  The Company repurchased 136,243 shares of its common stock during the quarter ended March 31, 2020, at an average price of $39.30 per share.  Book value per common share was $47.29 at March  31, 2020, compared to $45.85 at December  31, 2019, and $42.48 at March  31, 2019.

The Bank is well capitalized under the minimum capital requirements established by the Federal Deposit Insurance Corporation (“FDIC”) at March 31, 2020 with a Tier 1 leverage capital ratio of 11.3%, compared to the required CBLR of greater than 9.0% and approved CBLR of 8.0% during the COVID-19 pandemic.  The Company’s Tier 1 leverage capital ratio was 11.1% at March  31, 2020.

Credit Quality

The allowance for loan losses (“ALLL”) at March 31, 2020, increased to $16.9 million, or 1.20% of gross loans receivable, excluding loans HFS, compared to $13.2 million, or 0.98% of gross loans receivable, excluding loans HFS at December 31, 2019, and $11.8 million, or 0.91% of gross loans receivable, excluding loans HFS, at March 31, 2019.  Non-performing loans increased to $3.2 million at March 31, 2020, from $3.0 million at both December 31, 2019 and March 31, 2019.  Substandard loans increased $977,000 to $7.6 million at March 31, 2020, compared to $6.7 million at December 31, 2019, and increased $508,000 from $7.1 million at March 31, 2019.  The quarter over linked quarter increase in substandard loans was mostly driven by the down grade of a commercial real estate loan in the amount of $934,000 which was unrelated to the COVID-19 pandemic.

FS Bancorp Q1 Earnings
April 24, 2020

The year over year increase in substandard loans was primarily due to the addition of two commercial real estate loans; the one mentioned above and another in the amount of $1.1 million during the fourth quarter 2019, partially offset by the payoff of a one-to-four-family loan in the amount of $834,000 and the charge-off of a commercial business relationship totaling $431,000 in the second quarter of 2019.  There was one other real estate owned (“OREO”) property totaling $90,000 at March 31, 2020, compared to two OREO properties totaling $168,000 and $167,000 at December 31, 2019 and March 31, 2019, respectively.

Included in the carrying value of gross loans are net discounts on loans purchased in the Anchor Bancorp Acquisition in November 2018 (“Anchor Acquisition”). The remaining net discount on loans acquired in the Anchor Acquisition was $2.3 million, $2.7 million, and $4.5 million, on $178.2 million, $198.5 million, and $313.7 million of gross loans at March  31, 2020, December 31, 2019, and March 31, 2019, respectively.

Management has initially identified $84.4 million of loans that are in industries potentially impacted by the COVID-19 pandemic and has downgraded the risk classification of these loans as follows: $76.3 million to Watch, $6.8 million to Special Mention, and $1.3 million to Substandard.  These downgrades occurred in the month of March 2020.

Loans downgraded as a result of the COVID-19 pandemic are as follows:

(Dollars in thousands)
Loan types:	At March 31, 2020
Hospitality	$15,578
Transportation	5,111
Food and beverage	12,988
Manufacturing	18,122
Other (including construction and commercial real estate)	32,600
Total	$84,399

Management recognizes the potential impact on all of our customers and will continue to prudently reserve for probable losses, including reserves against our homogenous residential and consumer portfolios.

The Company is offering payment and financial relief programs for borrowers impacted by the COVID-19 pandemic.  As of April 21, 2020, approximately 240 requests for some type of payment relief on portfolio loans (commercial, residential, and consumer) totaled $71.3 million in outstanding principal balances.  This is in addition to the 285 PPP loans approved as of April 21, 2020.  The primary method of relief is to allow the borrower up to 90-day loan payment deferments, and, on a more limited basis waived interest, late fees or interest only loan payments and suspended foreclosure proceedings.

	April 21, 2020
	Number of
	Loans Under
(Dollars in thousands)	Payment/Relief
Portfolio loans:	Agreements	Amount
Commercial real estate	30	$39,330
One-to-four-family (excluding HFS)	21	10,805
Consumer	152	5,367
Commercial business loans	37	15,774
Total portfolio loans	240	71,276
Serviced loans:
Loans serviced for others	158	47,807
Total loans provided COVID-19 relief	398	$119,083

FS Bancorp Q1 Earnings
April 24, 2020

Operating Results

Net interest income decreased $216,000, to $17.5 million for the three months ended March  31, 2020, from $17.7 million for the three months ended March  31, 2019.  This decrease was primarily the result of a $369,000 decrease in loans receivable interest income, impacted by the reduction of higher interest rate and recognition of deferred fee income loans, particularly construction and development loans, and the impact of refinances of one-to-four-family loans, partially offset by a $247,000 decrease in borrowing interest expense, primarily due to the reduction of interest rates for the use of FHLB advances and FHLB federal funds.

The net interest margin (“NIM”) decreased 40 basis points to 4.30% for the three months ended March  31, 2020, from 4.70% for the same period in the prior year.  The decrease in NIM was impacted by lower note rates on recent fixed-rate real estate loan originations and adjustable-rate commercial loans.  The average cost of funds, including noninterest-bearing checking, decreased 14 basis points to 1.19% for the three months ended March  31, 2020, from 1.33% for the three months ended March  31, 2019.  This decrease was predominantly due to repricing CD deposits and lowered borrowing rates.  Management remains focused on matching deposit/liability duration with the duration of loans/assets where appropriate.

For the three months ended March  31, 2020, the provision for loan losses was $3.7 million, compared to $750,000 for the three months ended March  31, 2019, due primarily to the incurred but not yet reported credit deterioration due to the impact of the COVID-19 pandemic, the increase in the loan portfolio due to organic loan growth and net charge-offs.  During the three months ended March  31, 2020, net charge-offs totaled $43,000, compared to net charge-offs of  $1.3 million for the same period last year, primarily due to a commercial business loan charge-off of $1.2 million during the three months ended March 31, 2019.

Noninterest income increased  $4.3 million, to $8.9 million, for the three months ended March  31, 2020, from $4.6 million for the three months ended March  31, 2019.  The increase during the period primarily reflects a  $3.5 million increase in gain on sale of loans, primarily due to higher sales volume reflecting increased loan originations, and  a  $1.6 million increase in other noninterest income, primarily from the net gain on the one-time sale of Class B Visa stock shares of $1.5 million.

Noninterest expense increased $1.4 million, to $16.2 million for the three months ended March  31, 2020, from $14.8 million for the three months ended March 31, 2019.  The increase in noninterest expense was primarily as a result of strong loan production growth this quarter with increases of $1.3 million in salaries and benefits, including an increase of $1.6 million in incentives and commissions.  Other increases included $491,000 in impairment of servicing rights and $359,000 in operating expense from lending growth, partially offset by no acquisition costs this quarter compared to $374,000 in acquisition costs in the prior year, and a decrease of $306,000 in data processing, primarily due to the reduction of Anchor Bank core conversion costs completed last June, and a decrease in FDIC insurance of $122,000, primarily as a result of the FDIC’s small bank credit of $26,000 in the first quarter of 2020, and a decrease in the year over year quarterly assessment rate.

About FS Bancorp

FS Bancorp, Inc., a Washington corporation, is the holding company for 1st Security Bank of Washington.  The Bank provides loan and deposit services to customers who are predominantly small- and middle-market businesses and individuals in Western Washington through its 21 bank branches, one headquarter office that accepts deposits,

FS Bancorp Q1 Earnings
April 24, 2020

and seven loan production offices in various suburban communities in the greater Puget Sound area, and one loan production office in the market area of the Tri-Cities, Washington.  The Bank services home mortgage customers throughout Washington State with an emphasis in the Puget Sound and Tri-Cities home lending markets.

Forward-Looking Statements

When used in this press release and in other documents filed with or furnished to the Securities and Exchange Commission (the “SEC”), in press releases or other public stockholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phrases “believe,” “will,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” “plans,” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward‑looking statements are not historical facts but instead represent management's current expectations and forecasts regarding future events, many of which are inherently uncertain and outside of our control.  Actual results may differ, possibly materially from those currently expected or projected in these forward-looking statements. Factors that could cause our actual results to differ materially from those described in the forward-looking statements, include but are not limited to, the following: the effect of the COVID-19 pandemic, including on the Company’s credit quality and business operations, as well as its impact on general economic and financial market conditions and other uncertainties resulting from the COVID-19 pandemic, such as the extent and duration of the impact on public health, the U.S. and global economies, and consumer and corporate customers, including economic activity, employment levels and market liquidity; increased competitive pressures; changes in the interest rate environment; changes in general economic conditions and conditions within the securities markets,   including as a result of the COVID-19 pandemic; the Company’s ability to execute its plans to grow its residential construction lending, mortgage banking, and warehouse lending operations, and the geographic expansion of its indirect home improvement lending; secondary market conditions for loans and the Company’s ability to originate loans for sale and sell loans in the secondary market; legislative and regulatory changes; and other factors described in the Company’s latest Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and other filings with the SEC which are available on its website at www.fsbwa.com and on the SEC's website at www.sec.gov.  Any of the forward-looking statements that the Company makes in this press release and in the other public statements are based upon management's beliefs and assumptions at the time they are made and may turn out to be incorrect because of the inaccurate assumptions the Company might make, because of the factors illustrated above or because of other factors that cannot be foreseen. Therefore, these factors should be considered in evaluating the forward‑looking statements, and undue reliance should not be placed on such statements. The Company does not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause the Company’s actual results for 2020 and beyond to differ materially from those expressed in any forward-looking statements made by, or on behalf of the Company and could negatively affect its operating and stock performance.

FS Bancorp Q1 Earnings
April 24, 2020

FS BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except share amounts) (Unaudited)

				Linked	Year
	March 31,	December 31,	March 31,	Quarter	Over Year
	2020	2019	2019	% Change	% Change
ASSETS
Cash and due from banks	$12,928	$13,175	$9,126	(2)	42
Interest-bearing deposits at other financial institutions	35,993	32,603	53,948	10	(33)
Total cash and cash equivalents	48,921	45,778	63,074	7	(22)
Certificates of deposit at other financial institutions	17,926	20,902	22,073	(14)	(19)
Securities available-for-sale, at fair value	156,466	126,057	99,783	24	57
Loans held for sale, at fair value	115,632	69,699	45,591	66	154
Loans receivable, net	1,393,070	1,336,346	1,283,923	4	9
Accrued interest receivable	6,326	5,908	5,812	7	9
Premises and equipment, net	28,655	28,770	29,318	—	(2)
Operating lease right-of-use	4,692	5,016	4,849	(6)	(3)
Federal Home Loan Bank (“FHLB”) stock, at cost	10,921	8,045	8,157	36	34
Other real estate owned (“OREO”)	90	168	167	(46)	(46)
Bank owned life insurance (“BOLI”), net	35,572	35,356	34,700	1	3
Servicing rights, held at the lower of cost or fair value	10,626	11,560	10,611	(8)	—
Goodwill	2,312	2,312	2,312	—	—
Core deposit intangible, net	5,281	5,457	6,027	(3)	(12)
Other assets	10,678	11,682	9,719	(9)	10
TOTAL ASSETS	$1,847,168	$1,713,056	$1,626,116	8	14
LIABILITIES
Deposits:
Noninterest-bearing accounts	$285,566	$273,602	$245,585	4	16
Interest-bearing accounts	1,160,703	1,118,806	1,075,965	4	8
Total deposits	1,446,269	1,392,408	1,321,550	4	9
Borrowings	159,114	84,864	86,824	87	83
Subordinated note:
Principal amount	10,000	10,000	10,000	—	—
Unamortized debt issuance costs	(110)	(115)	(130)	(4)	(15)
Total subordinated note less unamortized debt issuance costs	9,890	9,885	9,870	—	—
Operating lease liability	4,898	5,214	4,976	(6)	(2)
Deferred tax liability, net	2,260	1,971	663	15	241
Other liabilities	23,908	18,472	16,281	29	47
Total liabilities	1,646,339	1,512,814	1,440,164	9	14
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY
Preferred stock, $.01 par value; 5,000,000 shares authorized; none issued or outstanding	—	—	—	—	—
Common stock, $.01 par value; 45,000,000 shares authorized; 4,332,196 shares issued and outstanding at March 31, 2020, 4,459,041 at December 31, 2019, and 4,489,042 at March 31, 2019	43	44	45	(2)	(4)
Additional paid-in capital	84,517	89,268	91,742	(5)	(8)
Retained earnings	114,957	110,715	95,383	4	21
Accumulated other comprehensive income (loss), net of tax	1,819	788	(436)	131	(517)
Unearned shares – Employee Stock Ownership Plan (“ESOP”)	(507)	(573)	(782)	(12)	(35)
Total stockholders’ equity	200,829	200,242	185,952	—	8
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,847,168	$1,713,056	$1,626,116	8	14

FS Bancorp Q1 Earnings
April 24, 2020

FS BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except per share amounts) (Unaudited)

	Three Months Ended			Qtr	Year
	March 31,	December 31,	March 31,	Over Qtr	Over Year
	2020	2019	2019	% Change	% Change
INTEREST INCOME
Loans receivable, including fees	$20,740	$21,029	$21,109	(1)	(2)
Interest and dividends on investment securities, cash and cash equivalents, and certificates of deposit at other financial institutions	1,209	1,209	1,202	—	1
Total interest and dividend income	21,949	22,238	22,311	(1)	(2)
INTEREST EXPENSE
Deposits	3,807	4,173	3,710	(9)	3
Borrowings	497	544	744	(9)	(33)
Subordinated note	172	171	168	—	2
Total interest expense	4,476	4,888	4,622	(8)	(3)
NET INTEREST INCOME	17,473	17,350	17,689	1	(1)
PROVISION FOR LOAN LOSSES	3,686	647	750	470	391
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	13,787	16,703	16,939	(17)	(19)
NONINTEREST INCOME
Service charges and fee income	924	1,423	1,658	(35)	(44)
Gain on sale of loans	5,899	3,692	2,397	60	146
Loss on disposed fixed assets	—	(26)	—	(100)	—
Earnings on cash surrender value of BOLI	216	221	215	(2)	—
Other noninterest income	1,852	343	285	440	550
Total noninterest income	8,891	5,653	4,555	57	95
NONINTEREST EXPENSE
Salaries and benefits	9,547	9,059	8,243	5	16
Operations	2,403	2,660	2,044	(10)	18
Occupancy	1,109	1,194	1,112	(7)	—
Data processing	980	1,202	1,286	(18)	(24)
Loss (gain) on sale of OREO	2	(13)	(85)	(115)	(102)
OREO expenses	—	1	4	(100)	(100)
Loan costs	500	956	673	(48)	(26)
Professional and board fees	681	606	550	12	24
Federal Deposit Insurance Corporation (“FDIC”) insurance	126	—	248	100	49
Marketing and advertising	146	173	135	(16)	8
Acquisition costs	—	(99)	374	(100)	(100)
Amortization of core deposit intangible	176	190	190	(7)	(7)
Impairment (recovery) on servicing rights	514	(186)	23	(376)	2,135
Total noninterest expense	16,184	15,743	14,797	3	9
INCOME BEFORE PROVISION FOR INCOME TAXES	6,494	6,613	6,697	(2)	(3)
PROVISION FOR INCOME TAXES	1,327	695	1,505	91	(12)
NET INCOME	$5,167	$5,918	$5,192	(13)	—
Basic earnings per share	$1.16	$1.33	$1.19	(13)	(3)
Diluted earnings per share	$1.14	$1.30	$1.15	(12)	(1)

FS Bancorp Q1 Earnings
April 24, 2020

KEY FINANCIAL RATIOS AND DATA (Unaudited)

	At or For the Three Months Ended
	March 31,	December 31,	March 31,
	2020	2019	2019
PERFORMANCE RATIOS:
Return on assets (ratio of net income to average total assets) (1)	1.20%	1.38%	1.30%
Return on equity (ratio of net income to average equity) (1)	10.23	11.89	11.46
Yield on average interest-earning assets	5.40	5.50	5.93
Interest incurred on liabilities as a percentage of average noninterest-bearing deposits and interest-bearing liabilities	1.19	1.31	1.33
Interest rate spread information – average during period	4.21	4.19	4.60
Net interest margin (1)	4.30	4.29	4.70
Operating expense to average total assets	3.75	3.66	3.72
Average interest-earning assets to average interest-bearing liabilities	132.50	131.90	129.86
Efficiency ratio (2)	61.39	68.44	66.52

	March 31,	December 31,	March 31,
	2020	2019	2019
ASSET QUALITY RATIOS AND DATA:
Non-performing assets to total assets at end of period (3)	0.18%	0.19%	0.19%
Non-performing loans to total gross loans (4)	0.23	0.22	0.23
Allowance for loan losses to non-performing loans (4)	514.08	436.17	397.35
Allowance for loan losses to gross loans receivable, excluding HFS loans	1.20	0.98	0.91

CAPITAL RATIOS, BANK ONLY:
Tier 1 leverage-based capital	11.26%	11.56%	11.01%

CAPITAL RATIOS, COMPANY ONLY:
Tier 1 leverage-based capital	11.10%	11.30%	11.06%

	At or For the Three Months Ended
	March 31,		December 31,		March 31,
	2020		2019		2019
PER COMMON SHARE DATA:
Basic earnings per share	$1.16		$1.33		$1.19
Diluted earnings per share	$1.14		$1.30		$1.15
Weighted average basic shares outstanding	4,391,499		4,402,499		4,355,307
Weighted average diluted shares outstanding	4,478,918		4,504,811		4,493,426
Common shares outstanding at end of period	4,246,619	(5)	4,366,984	(6)	4,377,638	(7)
Book value per share using common shares outstanding	$47.29		$45.85		$42.48
Tangible book value per share using common shares outstanding (8)	$45.50		$44.08		$40.57

(1)	Annualized.
(2)	Total noninterest expense as a percentage of net interest income and total noninterest income.
(3)	Non-performing assets consist of non-performing loans (which include non-accruing loans and accruing loans more than 90 days past due), foreclosed real estate and other repossessed assets.
(4)	Non-performing loans consist of non-accruing loans and accruing loans 90 days or more past due.
(5)	Common shares were calculated using shares outstanding of 4,332,196 at March 31, 2020, less 40,215 unvested restricted stock shares, and 45,362 unallocated ESOP shares.
(6)	Common shares were calculated using shares outstanding of 4,459,041 at December 31, 2019, less 40,215 unvested restricted stock shares, and 51,842 unallocated ESOP shares.
(7)	Common shares were calculated using shares outstanding of 4,489,042 at March 31, 2019, less 40,121 unvested restricted stock shares, and 71,283 unallocated ESOP shares.
(8)	Tangible book value per share using outstanding common shares excludes intangible assets. This ratio represents a non-GAAP financial measure. See also, “Non-GAAP Financial Measures” below.

FS Bancorp Q1 Earnings
April 24, 2020

(Dollars in thousands)	For the Three Months Ended March 31,		Year Over Year
Average Balances	2020	2019	$ Change
Assets
Loans receivable, net deferred loan fees (1)	$1,420,227	$1,348,418	$71,809
Securities available-for-sale, at fair value	136,260	99,650	36,610
Interest-bearing deposits and certificates of deposit at other financial institutions	69,763	68,169	1,594
FHLB stock, at cost	8,259	8,930	(671)
Total interest-earning assets	1,634,509	1,525,167	109,342
Noninterest-earning assets	99,526	89,694	9,832
Total assets	$1,734,035	$1,614,861	$119,174
Liabilities and stockholders’ equity
Interest-bearing accounts	$1,131,119	$1,054,149	$76,970
Borrowings	92,611	110,445	(17,834)
Subordinated note	9,887	9,867	20
Total interest-bearing liabilities	1,233,617	1,174,461	59,156
Noninterest-bearing accounts	273,442	239,598	33,844
Other noninterest-bearing liabilities	23,806	17,082	6,724
Stockholders’ equity	203,170	183,720	19,450
Total liabilities and stockholders’ equity	$1,734,035	$1,614,861	$119,174

(1) Includes loans held for sale.

Non-GAAP Financial Measures:

In addition to financial results presented in accordance with generally accepted accounting principles utilized in the United States (“GAAP”), this earnings release contains the tangible book value per share, a non-GAAP financial measure.  Tangible common stockholders’ equity is calculated by excluding intangible assets from stockholders’ equity.  For this financial measure, the Company’s intangible assets are goodwill and core deposit intangible. Tangible book value per share is calculated by dividing tangible common shareholders’ equity by the number of common shares outstanding. The Company believes that this non-GAAP measure is consistent with the capital treatment utilized by the investment community, which excludes intangible assets from the calculation of risk-based capital ratios and presents this measure to facilitate comparison of the quality and composition of the Company's capital over time and in comparison to its competitors.

This non-GAAP financial measure has inherent limitations, is not required to be uniformly applied, and is not audited.  Further, this non-GAAP financial measure should not be considered in isolation or as a substitute for book value per share or total stockholders' equity determined in accordance with GAAP and may not be comparable to similarly titled measures reported by other companies.

FS Bancorp Q1 Earnings
April 24, 2020

Reconciliation of the GAAP book value per share and non-GAAP tangible book value per share is presented below.

	March 31,	December 31,	March 31,
(Dollars in thousands, except share and per share amounts)	2020	2019	2019
Stockholders' equity	$200,829	$200,242	$185,952
Goodwill and core deposit intangible, net	(7,593)	(7,769)	(8,339)
Tangible common stockholders' equity	$193,236	$192,473	$177,613

Common shares outstanding at end of period	4,246,619	4,366,984	4,377,638

Common stockholders' equity (book value) per share (GAAP)	$47.29	$45.85	$42.48
Tangible common stockholders' equity (tangible book value) per share (non-GAAP)	$45.50	$44.08	$40.57

Contacts:
Joseph C. Adams,
Chief Executive Officer
Matthew D. Mullet,
Chief Financial Officer and Chief Operating Officer
(425) 771-5299
www.FSBWA.com